Exhibit 99.1
News

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Fourth Quarter and Full Year 2019 Results

WALTHAM, Mass. (January 30, 2020) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter and Full Year 2019 Highlights

•Fourth quarter revenue increased 5% to $6.83 billion.
•Fourth quarter GAAP diluted earnings per share (EPS) increased 12% to $2.49.
•Fourth quarter adjusted EPS increased 9% to $3.55.

•Full year revenue grew 5% to $25.54 billion.
•Full year GAAP diluted EPS increased 27% to $9.17.
•Full year adjusted EPS increased 11% to $12.35.

•Delivered another excellent year of high-impact innovation, launching new products across our businesses, highlighted by the Thermo Scientific Orbitrap Exploris 480 and Eclipse Tribrid mass spectrometers, Thermo Scientific Krios G4 cryo-electron microscope, Applied Biosystems QuantStudio 6 and 7 Pro real-time PCR systems, the addition of numerous allergens to the Thermo Scientific ImmunoCAP menu and, in the fourth quarter, the launch of our new Ion Torrent Genexus next-generation sequencing instrument.

•Built on our industry-leading scale in emerging and high-growth markets, opening new customer solution centers in Seoul and Shanghai for life sciences applications, new centers in Beijing and Delhi for improving food quality and safety, and a new pharma and biotech customer center in Shanghai to accelerate development of new drug therapies.

•Significantly strengthened our pharma services network in 2019 to develop and deliver high-quality medicines to patients around the world by acquiring leading viral vector manufacturer Brammer Bio and the GSK active pharmaceutical ingredient manufacturing site in Ireland, and expanding production capacity at facilities in North America and Europe to support growing demand for biologics and gene therapies.

•Continued to successfully execute our capital deployment strategy during the year, completing $1.8 billion of bolt-on acquisitions, returning $1.8 billion of capital to shareholders through stock buybacks and dividends, and refinancing $5.6 billion of debt to generate $80 million of savings annually.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“We finished the year strong and exceeded the goals we set out to accomplish in 2019,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “From a financial perspective, we again delivered excellent revenue and earnings growth, along with strong cash flow performance.

“We continued to execute our proven growth strategy to create a differentiated experience for our customers and gain share. Across our technology-focused businesses, we extended our leading innovation track record to support our customers’ work in life sciences, clinical and applied markets. In high-growth and emerging markets, we opened new solution centers to help our customers address their challenges in a range of applications. We also strengthened our pharma services and bioproduction capabilities through a combination of strategic acquisitions and capacity investments.”

Casper added, “We’re pleased to deliver another excellent year, and are even more excited about our prospects ahead as we kick off the next decade an even stronger company.”

Fourth Quarter 2019

Revenue for the quarter grew 5% to $6.83 billion in 2019, versus $6.51 billion in 2018. Organic revenue growth was 5%; acquisitions, net of a divestiture, increased revenue by 1% and currency translation decreased revenue by 1%.

GAAP Earnings Results

GAAP diluted EPS in the fourth quarter of 2019 increased 12% to $2.49, versus $2.22 in the same quarter last year. GAAP operating income for the fourth quarter of 2019 grew to $1.23 billion, compared with $1.15 billion in the year-ago quarter. GAAP operating margin increased to 18.0%, compared with 17.6% in the fourth quarter of 2018.

Non-GAAP Earnings Results

Adjusted EPS in the fourth quarter of 2019 increased 9% to $3.55, versus $3.25 in the fourth quarter of 2018. Adjusted operating income for the fourth quarter of 2019 grew 5% compared with the year-ago quarter. Adjusted operating margin increased to 24.9%, compared with 24.8% in the fourth quarter of 2018.

Full Year 2019

Revenue for the full year grew 5% to $25.54 billion in 2019, versus $24.36 billion in 2018. Organic revenue growth was 6%; acquisitions, net of a divestiture, increased revenue by 1% and currency translation decreased revenue by 2%.

GAAP Earnings Results

GAAP diluted EPS for the full year increased 27% to $9.17, versus $7.24 in 2018. GAAP operating income for 2019 grew to $4.59 billion, compared with $3.78 billion a year ago. GAAP operating margin increased to 18.0% in 2019, compared with 15.5% in 2018. GAAP results for 2019 reflect the gain on the sale of the company’s Anatomical Pathology business during the second quarter.

Non-GAAP Earnings Results

Adjusted EPS for the full year rose 11% to $12.35, versus $11.12 in 2018. Adjusted operating income for 2019 grew 6% compared with 2018, and adjusted operating margin increased to 23.4%, compared with 23.1% a year ago.

Annual Guidance for 2020

The company will provide 2020 financial guidance during its earnings conference call this morning at 8:30 a.m. Eastern time.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Life Sciences Solutions Segment

In the fourth quarter of 2019, Life Sciences Solutions Segment revenue grew 8% to $1.84 billion, compared with revenue of $1.70 billion in the fourth quarter of 2018. Segment adjusted operating margin increased to 37.5%, versus 36.8% in the 2018 quarter.

For the full year 2019, Life Sciences Solutions Segment revenue rose 9% to $6.86 billion, compared with revenue of $6.27 billion in 2018. Segment adjusted operating margin increased to 35.7% in 2019, compared with 34.4% a year ago.

Analytical Instruments Segment

Analytical Instruments Segment revenue was $1.52 billion in the fourth quarter of 2019, compared with revenue of $1.57 billion in the fourth quarter of 2018. Segment adjusted operating margin was 26.0%, versus 26.6% in the 2018 quarter.

For the full year 2019, Analytical Instruments Segment revenue increased 1% to $5.52 billion, compared with revenue of $5.47 billion in 2018. Segment adjusted operating margin grew to 23.1%, versus 22.8% in 2018.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue was $0.94 billion in the fourth quarter of 2019, compared with revenue of $0.95 billion in the fourth quarter of 2018, reflecting the divestiture of the Anatomical Pathology business in June 2019. Segment adjusted operating margin was 23.7%, versus 24.5% in the 2018 quarter.

For the full year 2019, Specialty Diagnostics Segment revenue was flat at $3.72 billion, compared with 2018. Segment adjusted operating margin was 25.0%, versus 2018 results of 25.6%.

Laboratory Products and Services Segment

In the fourth quarter of 2019, Laboratory Products and Services Segment revenue grew 9% to $2.83 billion, compared with revenue of $2.60 billion in the fourth quarter of 2018. Segment adjusted operating margin increased to 13.8%, versus 13.1% in the 2018 quarter.

For the full year 2019, Laboratory Products and Services Segment revenue grew 6% to $10.60 billion, compared with revenue of $10.04 billion in 2018. Segment adjusted operating margin was 12.5% in both years.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, the impact of significant tax audits or events and the results of discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which is operating cash flow, excluding net capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 3 to 20 years. Based on acquisitions closed through the end of the fourth quarter of 2019, adjusted EPS will exclude approximately $3.21 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, the impact of significant tax audits or events (such as changes in deferred taxes from enacted tax rate changes or the estimated initial impacts of U.S. tax reform legislation), which are either isolated or cannot be expected to occur again with any predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, excluding net capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty, and without unreasonable effort, items such as the timing and amount of future restructuring actions and acquisition-related charges as well as gains or losses from sales of real estate and businesses, the early retirement of debt and the outcome of legal proceedings. The timing and amount of these items are uncertain and could be material to Thermo Fisher’s results computed in accordance with GAAP.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, January 30, at 8:30 a.m. Eastern time. To listen, dial (877) 273-7122 within the U.S. or (647) 689-5496 outside the U.S. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, February 7, 2020.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with annual revenue exceeding $25 billion. Our Mission is to enable our customers to make the world healthier, cleaner and safer. Whether our customers are accelerating life sciences research, solving complex analytical challenges, improving patient diagnostics and therapies or increasing productivity in their laboratories, we are here to support them. Our global team of more than 75,000 colleagues delivers an unrivaled combination of innovative technologies, purchasing convenience and pharmaceutical services through our industry-leading brands, including Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific, Unity Lab Services and Patheon. For more information, please visit www.thermofisher.com.

Safe Harbor Statement

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers' capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Quarterly Report on Form 10-Q for the quarter ended September 28, 2019, which is on file with the SEC and available in the “Investors” section of our website under the heading “SEC Filings.” While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Consolidated Statement of Income (a)(b)
	Three Months Ended
	December 31,	% of	December 31,	% of
(In millions except per share amounts)	2019	Revenues	2018	Revenues

Revenues	$6,829		$6,507
Costs and Operating Expenses:
Cost of revenues (c)	3,670	53.7%	3,458	53.1%
Selling, general and administrative expenses (d)	1,208	17.7%	1,210	18.6%
Amortization of acquisition-related intangible assets	428	6.3%	425	6.6%
Research and development expenses	262	3.8%	251	3.9%
Restructuring and other costs, net (e)	29	0.5%	15	0.2%
	5,597	82.0%	5,359	82.4%
Operating Income	1,232	18.0%	1,148	17.6%
Interest Income	45		45
Interest Expense	(142)		(172)
Other Expense, Net (f)	(97)		(9)
Income Before Income Taxes	1,038		1,012
Provision for Income Taxes (g)	(36)		(114)
Net Income	$1,002	14.7%	$898	13.8%

Earnings per Share:
Basic	$2.51		$2.23
Diluted	$2.49		$2.22
Weighted Average Shares:
Basic	399		402
Diluted	402		405

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$1,232	18.0%	$1,148	17.6%
Cost of Revenues Charges, Net (c)	1	0.0%	5	0.1%
Selling, General and Administrative Charges, Net (d)	8	0.1%	22	0.3%
Restructuring and Other Costs, Net (e)	29	0.5%	15	0.2%
Amortization of Acquisition-related Intangible Assets	428	6.3%	425	6.6%
Adjusted Operating Income (b)	$1,698	24.9%	$1,615	24.8%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$1,002		$898
Cost of Revenues Charges, Net (c)	1		5
Selling, General and Administrative Charges, Net (d)	8		22
Restructuring and Other Costs, Net (e)	29		15
Amortization of Acquisition-related Intangible Assets	428		425
Other Expense, Net (f)	113		21
Benefit from Income Taxes (g)	(153)		(69)
Adjusted Net Income (b)	$1,428		$1,317

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$2.49		$2.22
Cost of Revenues Charges, Net of Tax (c)	0.00		0.01
Selling, General and Administrative Charges, Net of Tax (d)	0.02		0.05
Restructuring and Other Costs, Net of Tax (e)	0.06		0.02
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.82		0.80
Other Expense, Net of Tax (f)	0.21		0.04
(Benefit from) Provision for Income Taxes (g)	(0.05)		0.11
Adjusted EPS (b)	$3.55		$3.25

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$1,913		$1,801
Purchases of Property, Plant and Equipment	(289)		(284)
Proceeds from Sale of Property, Plant and Equipment	18		44
Free Cash Flow	$1,642		$1,561

Segment Data	Three Months Ended
	December 31,	% of	December 31,	% of
(In millions)	2019	Revenues	2018	Revenues

Revenues
Life Sciences Solutions	$1,838	26.9%	$1,697	26.1%
Analytical Instruments	1,518	22.2%	1,568	24.1%
Specialty Diagnostics	939	13.8%	951	14.6%
Laboratory Products and Services	2,834	41.5%	2,602	40.0%
Eliminations	(300)	-4.4%	(311)	-4.8%
Consolidated Revenues	$6,829	100.0%	$6,507	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$690	37.5%	$624	36.8%
Analytical Instruments	394	26.0%	416	26.6%
Specialty Diagnostics	223	23.7%	233	24.5%
Laboratory Products and Services	391	13.8%	342	13.1%
Subtotal Reportable Segments	1,698	24.9%	1,615	24.8%

Cost of Revenues Charges, Net (c)	(1)	0.0%	(5)	-0.1%
Selling, General and Administrative Charges, Net (d)	(8)	-0.1%	(22)	-0.3%
Restructuring and Other Costs, Net (e)	(29)	-0.5%	(15)	-0.2%
Amortization of Acquisition-related Intangible Assets	(428)	-6.3%	(425)	-6.6%
GAAP Operating Income (a)	$1,232	18.0%	$1,148	17.6%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).
(c) Reported results in 2019 include $1 of charges to conform the accounting policies of recently acquired businesses with the company's accounting policies. Reported results in 2018 include $4 of charges for the sale of inventories revalued at the date of acquisition and $1 of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.
(d) Reported results in 2019 and 2018 include i) $8 and $18, respectively, of certain third-party expenses, principally transaction/integration costs related to acquisitions. Reported results in 2018 also include $4 of charges from changes in estimates of contingent acquisition consideration.
(e) Reported results in 2019 and 2018 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2019 include $4 of charges for a post-closing adjustment to the gain on sale of the Anatomical Pathology business and $4 of charges for pre-acquisition litigation-related matters. Reported results in 2018 include $19 of environmental remediation costs, offset in part by $17 of net gains on the sales of real estate.
(f) Reported results in 2019 include $142 of losses on the early extinguishment of debt and $2 of net charges for the settlement/curtailment of pension plans, offset in part by $31 of net gains from investments. Reported results in 2018 include $17 of net losses from investments and $4 of net charges for the settlement/curtailment of pension plans.
(g) Reported provision for income taxes includes i) $144 and $114 of incremental tax benefit in 2019 and 2018, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $9 and $26 in 2019 and 2018, respectively, of incremental tax benefit from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes; and iii) $71 of incremental tax provision in 2018, due to net operating losses that will not be utilized as a result of the sale of the Anatomical Pathology business.
Notes:
Consolidated depreciation expense is $148 and $133 in 2019 and 2018, respectively.

Consolidated Statement of Income (a)(b)
	Year Ended
	December 31,	% of	December 31,	% of
(In millions except per share amounts)	2019	Revenues	2018	Revenues

Revenues	$25,542		$24,358
Costs and Operating Expenses:
Cost of revenues (c)	13,715	53.7%	12,994	53.3%
Selling, general and administrative expenses (d)	4,930	19.3%	4,823	19.8%
Amortization of acquisition-related intangible assets	1,713	6.7%	1,741	7.2%
Research and development expenses	1,003	3.9%	967	4.0%
Restructuring and other (income) costs, net (e)	(413)	-1.6%	50	0.2%
	20,948	82.0%	20,575	84.5%
Operating Income	4,594	18.0%	3,783	15.5%
Interest Income	224		137
Interest Expense	(676)		(667)
Other (Expense) Income, Net (f)	(72)		9
Income Before Income Taxes	4,070		3,262
Provision for Income Taxes (g)	(374)		(324)
Net Income	$3,696	14.5%	$2,938	12.1%

Earnings per Share:
Basic	$9.24		$7.31
Diluted	$9.17		$7.24
Weighted Average Shares:
Basic	400		402
Diluted	403		406

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$4,594	18.0%	$3,783	15.5%
Cost of Revenues Charges (c)	17	0.1%	12	0.1%
Selling, General and Administrative Charges, Net (d)	62	0.2%	29	0.1%
Restructuring and Other (Income) Costs, Net (e)	(413)	-1.6%	50	0.2%
Amortization of Acquisition-related Intangible Assets	1,713	6.7%	1,741	7.2%
Adjusted Operating Income (b)	$5,973	23.4%	$5,615	23.1%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$3,696		$2,938
Cost of Revenues Charges (c)	17		12
Selling, General and Administrative Charges, Net (d)	62		29
Restructuring and Other (Income) Costs, Net (e)	(413)		50
Amortization of Acquisition-related Intangible Assets	1,713		1,741
Other Expense, Net (f)	144		25
Benefit from Income Taxes (g)	(244)		(284)
Adjusted Net Income (b)	$4,975		$4,511

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$9.17		$7.24
Cost of Revenues Charges, Net of Tax (c)	0.03		0.02
Selling, General and Administrative Charges, Net of Tax (d)	0.12		0.06
Restructuring and Other (Income) Costs, Net of Tax (e)	(0.56)		0.09
Amortization of Acquisition-related Intangible Assets, Net of Tax	3.30		3.34
Other Expense, Net of Tax (f)	0.27		0.05
Provision for Income Taxes (g)	0.02		0.32
Adjusted EPS (b)	$12.35		$11.12

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$4,973		$4,543
Purchases of Property, Plant and Equipment	(926)		(758)
Proceeds from Sale of Property, Plant and Equipment	36		50
Free Cash Flow	$4,083		$3,835

Segment Data	Year Ended
	December 31,	% of	December 31,	% of
(In millions)	2019	Revenues	2018	Revenues

Revenues
Life Sciences Solutions	$6,856	26.8%	$6,269	25.7%
Analytical Instruments	5,522	21.6%	5,469	22.5%
Specialty Diagnostics	3,718	14.6%	3,724	15.3%
Laboratory Products and Services	10,599	41.5%	10,035	41.2%
Eliminations	(1,153)	-4.5%	(1,139)	-4.7%
Consolidated Revenues	$25,542	100.0%	$24,358	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$2,446	35.7%	$2,158	34.4%
Analytical Instruments	1,273	23.1%	1,247	22.8%
Specialty Diagnostics	930	25.0%	952	25.6%
Laboratory Products and Services	1,324	12.5%	1,258	12.5%
Subtotal Reportable Segments	5,973	23.4%	5,615	23.1%

Cost of Revenues Charges (c)	(17)	-0.1%	(12)	-0.1%
Selling, General and Administrative Charges, Net (d)	(62)	-0.2%	(29)	-0.1%
Restructuring and Other Income (Costs), Net (e)	413	1.6%	(50)	-0.2%
Amortization of Acquisition-related Intangible Assets	(1,713)	-6.7%	(1,741)	-7.2%
GAAP Operating Income (a)	$4,594	18.0%	$3,783	15.5%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).
(c) Reported results in 2019 and 2018 include $16 and $14 respectively, of charges for the sale of inventories revalued at the date of acquisition and $1 and ($3), respectively, of charges/(credits) to conform the accounting policies of recently acquired businesses with the company's accounting policies. Reported results in 2018 also include $1 of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.
(d) Reported results in 2019 and 2018 include i) $62 and $40, respectively, of certain third-party expenses, principally transaction/integration costs related to acquisitions and a divestiture and ii) $1 and $11, respectively, of income associated with product liability litigation. Reported results in 2019 also include $4 of accelerated depreciation on fixed assets to be abandoned due to integration synergies and facility consolidations and $3 of credits from changes in estimates of contingent acquisition consideration.
(e) Reported results in 2019 and 2018 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2019 include $482 of gain, principally on the sale of the Anatomical Pathology business, $6 of charges for impairment of acquired technology in development and $4 of charges for pre-acquisition litigation-related matters. Reported results in 2018 include $46 of net credits from litigation, $17 of net gains on the sales of real estate, $19 of environmental remediation costs and $5 of hurricane response costs.
(f) Reported results in 2019 include $184 of losses on the early extinguishment of debt and $4 of net charges for the settlement/curtailment of pension plans, offset in part by $44 of net gains from investments. Reported results in 2018 include $15 of net losses from investments, $7 of net charges for the settlement/curtailment of pension plans and $3 of losses on the early extinguishment of debt.
(g) Reported provision for income taxes includes i) $253 and $411 of incremental tax benefit in 2019 and 2018, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $7 and ($12) in 2019 and 2018, respectively, of incremental tax provision/(benefit) from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes; iii) $2 and $68 of incremental tax provision in 2019 and 2018, respectively, principally to adjust the impacts of U.S. tax reform legislation based on new guidance/regulations issued during the period: and iv) $71 of incremental tax provision in 2018, due to net operating losses that will not be utilized as a result of the sale of the Anatomical Pathology business.
Notes:
Consolidated depreciation expense is $564 and $526 in 2019 and 2018, respectively.

Condensed Consolidated Balance Sheet

	December 31,	December 31,
(In millions)	2019	2018

Assets
Current Assets:
Cash and cash equivalents	$2,399	$2,103
Accounts receivable, net	4,349	4,136
Inventories	3,370	3,005
Other current assets	1,744	1,381
Total current assets	11,862	10,625
Property, Plant and Equipment, Net	4,749	4,165
Acquisition-related Intangible Assets	14,014	14,978
Other Assets	1,850	1,117
Goodwill	25,714	25,347
Total Assets	$58,189	$56,232

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$676	$1,271
Other current liabilities	5,525	4,876
Total current liabilities	6,201	6,147
Other Long-term Liabilities	5,237	4,780
Long-term Obligations	17,076	17,719
Total Shareholders' Equity	29,675	27,586
Total Liabilities and Shareholders' Equity	$58,189	$56,232

Condensed Consolidated Statement of Cash Flows

	Year Ended
	December 31,	December 31,
(In millions)	2019	2018

Operating Activities
Net income	$3,696	$2,938

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,277	2,267
Change in deferred income taxes	(348)	(379)
Gain on sales of businesses	(482)	—
Other non-cash expenses, net	449	287
Changes in assets and liabilities, excluding the effects of acquisitions and disposition	(619)	(570)
Net cash provided by operating activities	4,973	4,543

Investing Activities
Acquisitions, net of cash acquired	(1,843)	(536)
Purchases of property, plant and equipment	(926)	(758)
Proceeds from sale of property, plant and equipment	36	50
Proceeds from sale of business, net of cash divested	1,128	—
Other investing activities, net	118	(9)
Net cash used in investing activities	(1,487)	(1,253)

Financing Activities
Net proceeds from issuance of debt	5,638	690
Repayment of debt	(6,360)	(2,052)
Net proceeds from issuance of commercial paper	2,781	5,060
Repayment of commercial paper	(3,464)	(5,254)
Purchases of company common stock	(1,500)	(500)
Dividends paid	(297)	(266)
Net proceeds from issuance of company common stock under employee stock plans	153	136
Other financing activities, net	(69)	(51)
Net cash used in financing activities	(3,118)	(2,237)

Exchange Rate Effect on Cash	(63)	(297)
Increase in Cash, Cash Equivalents and Restricted Cash	305	756
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	2,117	1,361
Cash, Cash Equivalents and Restricted Cash at End of Period	$2,422	$2,117

Free Cash Flow (a)	$4,083	$3,835

(a) Free cash flow is net cash provided by operating activities less net purchases of property, plant and equipment.